EXHIBIT 99.3

VERI MEDTECH HOLDINGS, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I. Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to identify individuals qualified to become members of the Board of Directors (the “Board”) of Veri Medtech Holdings, Inc. (the “Company”) consistent with criteria approved by the Board; to recommend that the Board select the director nominees for the next annual meeting of stockholders; to develop and recommend to the Board the Corporate Governance Guidelines (as defined herein); to assist the Board in overseeing the Company’s policies and practices; and to oversee the evaluation of the Board.

II. Composition

The Committee must consist of at least two directors, each of whom must satisfy the independence requirements of The NYSE American Market, subject to any available exception. Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director of the Company or until his or her earlier resignation or removal from the Committee. Committee members must be appointed and may be removed, with or without cause, by the Board. Unless a Chair of the Committee is designated by the Board, the Committee may designate a Chair of the Committee by majority vote of the full Committee membership.

III. Meetings, Procedures and Authority

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee. A majority of the members of the Committee shall constitute a quorum for a meeting. The Committee shall act on the affirmative vote of a majority of members present at any meeting at which a quorum is present.

The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms. The Committee has the authority to retain any other advisors that the Committee believes to be desirable and appropriate and has the authority to approve related fees and retention terms.

In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, and the Company’s bylaws.

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IV. Duties and Responsibilities

1. Director Nominees. The Committee will identify individuals qualified to become members of the Board and ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Committee will also recommend to the Board the nominees for election to the Board at the next annual meeting of stockholders.

2. Criteria for Selecting Directors. The criteria to be used by the Committee in recommending directors and by the Board in nominating directors are as set forth in the Company’s corporate governance guidelines (the “Corporate Governance Guidelines”).

3. Board Committee Structure and Membership. The Committee will annually review the Board committee structure and, except where the Company is legally required by contract, bylaw or otherwise to provide third parties with the right to designate directors to serve on committees of the Board, recommend to the Board for its approval directors to serve as members of each committee.

4. Board Leadership Structure. The Committee shall periodically review the Board leadership structure and recommend to the Board for its approval changes to its leadership structure, including a Chair of the Board if appropriate.

5. Corporate Governance Guidelines. The Committee will develop and recommend to the Board the Corporate Governance Guidelines. The Committee will, from time to time as it deems appropriate, review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

6. [ESG Matters. The Committee shall oversee the Company’s policies, practices and initiatives relating to ESG matters as they pertain to the Company’s business and long-term strategy, including the Company’s ongoing compliance with applicable regulations on this topic.]

7. Board Evaluation. The Committee will oversee the periodic self-evaluations of the Board and its committees.

8. Other Corporate Governance Matters. The Committee may make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Company’s other committees.

9. Reports to the Board of Directors. The Committee must report regularly to the Board regarding the activities of the Committee.

10. Committee Self-Evaluation. The Committee must periodically perform an evaluation of the performance of the Committee.

11. Review of this Charter. The Committee must periodically review and reassess this Charter and submit any recommended changes to the Board for its consideration.

V. Delegation of Duties

In fulfilling its responsibilities, the Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Committee.

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